SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities and Exchange Act of 1934
(Amendment No.         )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant under Rule 14a-12

INFECTECH, INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INFECTECH, INC.
REPORT TO THE STOCKHOLDERS
August 2003

I.	Notification of Annual Meeting of Shareholders to be held August 26, 2003 Nominations and Resumes for Election of Directors Proxy Statement

Infectech, Inc.
87 Stambaugh Ave., Suite 2
Sharon, PA 16146
Phone: (724) 346-1302 Fax: (724) 346-9596

August 2, 2003

Dear Infectech Stockholder:

You are cordially invited to attend an Annual General Meeting of Stockholders of Infectech, Inc. for stockholders on record as of July 26, 2003.

The Annual General Meeting of Stockholders shall be held at 9:00 A.M. on August 26, 2003 at the Wattsburg Fair Grounds, 13993 Routes 8 and 89, Wattsburg, PA 16442.

Stockholders will be asked to consider and vote upon all resolutions set forth in the accompanying Notice of the Annual General Meeting of Stockholders.

Stockholders will be asked to approve the election of the Board of Directors set forth in the accompanying Notice of the Annual General Meeting of Stockholders.

If you are unable or do not wish to attend the meeting in person, please indicate on the enclosed Proxy your decisions about how you wish to vote. Please sign, date and return the Proxy promptly in the enclosed envelope. If you are able to attend the meeting and wish to vote in person, you may withdraw your Proxy at that time. Your vote is important, regardless of the number of shares you own.

Sincerely,

/s/ Mitchell S. Felder, M.D. Mitchell S. Felder, M.D. Acting Chairman & CEO	/s/ David C. McClelland David C. McClelland President

INFECTECH, INC.

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

To be Held:  Tuesday, August 26, 2003

TO THE SHAREHOLDERS OF INFECTECH, INC.

Notice is hereby given that the annual meeting of stockholders of INFECTECH, INC. (the “Company”) will be held on Tuesday, August 26, 2003 at 9:00 A.M. local time, at the Wattsburg Fair Grounds, 13993 Routes 8 and 89, Wattsburg, PA 16442 for the following purposes, all as more specifically set forth in the attached Proxy Statement:

1.	Nomination and election of Directors;
2.	To transact such other business as may properly be brought before this meeting.

Only holders of record of Common Stock of the Company as of the close of business on July 26, 2003 are entitled to notice of or to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will not be closed.

Stockholders are encouraged to attend the meeting in person. To ensure that your shares will be represented we urge you to vote, provided, whether or not you expect to be present at the meeting. The giving of such Proxy will not affect your right to revoke such Proxy by appropriate written notice or to vote in person should you later decide to attend the Meeting.

PLEASE NOTE, THIS ANNUAL MEETING IS ONLY FOR STOCKHOLDERS OF THE COMPANY, NO ADDITIONAL PARTIES WILL BE PERMITTED.

Board of Directors, Infectech, Inc.

INFECTECH, INC.

ANNUAL MEETING OF SHAREHOLDERS

To be Held:  Tuesday, August 26, 2003

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Infectech, Inc., a Delaware Corporation (the “Company”) to be voted at its Annual Meeting to be held on Tuesday, August 26, 2003 at 9:00 A.M. local time, at the Wattsburg Fair Grounds, 13993 Routes 8 and 89, Wattsburg, PA 16442 and at any adjournment thereof. The Proxy may be revoked by appropriate written notice at any time before it is exercised. See, “Voting and Solicitation of Proxies”.

This Proxy Statement and the accompanying Notice and Form of Proxy are being mailed on or about August 2, 2003 to record holders of the Company’s Common Stock as of July 26, 2003 (the “Record Date”).

As of the Record Date, 11,241,768 shares of Common Stock of the Company were issued and outstanding.

Directors and Officers

Directors and Officers of Infectech.

The following table sets forth the name, and position held with Infectech, Inc. for each of the directors and officers of Infectech, Inc.

Name	Position	Term(s) of Office As a Director

Mitchell S. Felder M.D.	Acting Chairman CEO and Director	Inception to Present

David C. McClelland	President and Director	July 2003 to Present

Stephen M. Lewis	Director	1995 to Present

Len Aronoff, Esq.	Director	July 2003 to Present

Anthony P. Cavallo	Director	To be Elected

RESUMES

Mitchell S. Felder, M.D., is one of the founders of Infectech and serves as Acting Chairman of Intectech’s Board of Directors and CEO of the Company. Dr. Felder is a contributor to certain of the patent applications for Infectech and has worked in Infectech’s clinical medical effort. Dr. Felder has previously served as CEO and President of Infectech, Inc. over the past six years. He received his M.D. degree from the University of Rome, Italy in 1983, and is an attending neurologist at UPMC’s hospital system in Greenville, Pennsylvania.

Stephan R. Lewis has served as a director of Infectech since 1995. Mr. Lewis is an investment broker with, and shareholder of Butler Wick & Co., Inc. of Sharon, Pennsylvania. He received his Bachelor’s Degree in Finance from Indiana University of Pennsylvania in 1983.

Len Aronoff, Esq. has served as a director since July 2003. Attorney Aronoff has been a member of the Florida Bar since 1984. He had been instrumental in Infectech’s initial raise of money and becoming a publicly traded corporation. Attorney Aronoff specializes in Securities law, blue sky and manual exemption matters. Prior to becoming an Attorney, Mr. Aronoff spent 20 years as a radio and television newsman, writer, producer and director in New York and Miami. He also taught communications at Syracuse University, Ithaca College and Emerson College in Boston. He is a veteran of 4 1/2 years in the U.S. Army including 17 months in Korea.

David C. McClelland has served as a director and President of the Company since July 2003. Mr McClelland has over 15 years experience in technology and business development with Ben Franklin Technology Partners. He holds a Bachelor’s Degree in Mechanical Engineering of Technology from Gannon University, Erie, Pennsylvania and several degree credits from Penn State University in business, plastics and engineering. Mr. McClelland is an apprentice graduate of General Electric Company in 1976.

Anthony P. Cavallo holds an MBA from New York University, earning it in 1970. He received his Bachelor’s Degree in Business Administration from Wagner College in 1963. Mr. Cavallo is President of Pyramid, Inc., a management and information systems consulting firm. He currently serves on other technology based company boards.

Directors are elected by the Infectech Stockholders. Officers are elected by the Infectech Board of Directors and serve at the discretion of the Board.

II.. Report to the Stockholders

INFECTECH,INC.
REPORT TO THE STOCKHOLDERS

AUGUST 2003

      BACKGROUND

COMPANY INFORMATION – INFECTECH, INC.

Infectech, Inc.(IFEC), a biotechnology/genomics company, became a publicly traded firm in April of 1999. The company specializes in the research, development, and production of laboratory kits used in the rapid identification and antibiotic testing of disease-causing pathogens. The company’s patents span the identification and antibiotic sensitivity testing of 34 disease-causing bacteria, including: Tuberculosis, Pseudomonas, M. avium and Nocardia. These bacteria are cited as a prominent cause of death in patients with cancer, cystic fibrosis, and AIDS, as well as patients undergoing surgery. The company’s web site is www.infectech.com.

Infectech is a development stage company founded in 1989 to engage in the research and development and marketing of diagnostic tests for infectious human diseases. Infectech’s patented technology, when applied in a commercial product, will offer to the medical community a means for the rapid and accurate product identification of pathogens, including Pseudomonas, which is the major cause of death in intensive care units and burn units in the world.

Mycobacterium avium intracellulare (“MAI”)is the bacterial infection most often associated with AIDS patients in the developed world. Mycobacterium tuberculosis is the causative agent of the world’s deadliest infection. Infectech intends to use its technology to create cost-effective diagnostic kits for identifying and testing disease-causing microorganisms which use paraffin sole carbon source baiting as the source of nutrition for identifying and antibiotic sensitivity testing. Carbon source baiting will be used for such pathogens as Nocardia, Candida tropicalis, Aspergillus, Pseudomonas and a variety of nontuberculous mycobactera. In addition, Infectech intends to use its hydrophobic bating technology to identify and perform antibiotic sensitivity testing on Tuberculosis Complex organisms (Mycobacterium tuberculosis, Mycobacterium bovis and Mycobacterium, africanum). Also, other non-paraffin utilizing organisms will be tested for their ability to be isolated and antibiotic sensitivity tested. Management believes that the combination of Infectech’s patented slide culture methodology with amplification and/or gene probes will enable hospital laboratories to identify and ascertain the correct antibiotics to be used against each of the pathogens within a greatly reduced time frame. As a research and development company,Infectech plans to generate its income through the licensing of its technology together with associated royalties.

Infectech was incorporated in June 1989 under the laws of the State of Delaware. On November 19, 1996, the Articles of Incorporation were amended to increase the authorized shares from 120,000 to 20,000,000. In addition, a 50 to 1 stock split was declared. The Corporate headquarters of Infectech is in Sharon, Pennsylvania. Dr. Felder subleases a portion of his offices at a rate of approximately $550 per month to partially cover the cost of rent, utilities and office personnel.

Certain Officers and Employees; Litigation — In July 2003, the Infectech board elected David McClelland President of Infectech. On April 1, 2003 Robert Ollar,Ph.D. resigned as Chairman and from all other positions in Infectech. David J. Bernstein also resigned from the Board on April 1, 2003. David J. Bernstein had been an Infectech Corporate Legal Counsel on record until January 2003 when he was discharged from that position. Carl Shardy, President and CEO of MD-Diagnostics, and Vice-President of Infectech also resigned on April 1, 2003. On May, 2003, Robert Ollar, Carl Shardy,and Paul Tanner petitioned the Western Pennsylvania Bankruptcy Court for an involuntary Chapter 7 bankruptcy filing (Paul Tanner was the landlord of the Milford laboratory; Infectech management was informed in 2001 that Paul Tanner was appointed the Vice-President of Sales and Marketing by Dr. Ollar). Mitchell S. Felder stated in a press release “It is my opinion that this is a bad faith filing initiated by three corporate insiders to obtain the extensive intellectual property of the company for their own private gain.” If the three former employees had succeeded in placing Infectech in a Chapter 7 bankruptcy, Infectech management believes that most if not all shareholder interests would have been destroyed. The Bankruptcy Court agreed with Infectech, stated “There’s a dispute here between insiders”, and dismissed the petition. Infectech plans to seek attorney fees. As a consequence of the bankruptcy filing, Infectech learned that former Counsel and Vice-Chairman, David J. Bernstein was instrumental in securing a law firm for the former Officers and Director. Dr. Ollar, in July 2003, filed a lawsuit in Delaware. The former Chairman of the Board asked the court to order company officials to hold a stockholder meeting. He then attempted to block Infectech’s planned Annual Stockholders Meeting scheduled for August 26, 2003. The Delaware Chancery Court dismissed Dr. Ollar’s suit on August 20, 2003. Dr. Ollar then demanded an Emergency Hearing for the Court to rehear the matter. The Court refused without a hearing.

The Infectech board unanimously approved a resolution in August 2003 to engage attorney John E. Quinn to represent Infectech, Inc. in claims against Robert Ollar, David Bernstein, Esq., Carl Shardy, and Paul Tanner for damages arising of their activities in breach of their fiduciary obligations to Infectech. A Praecipe of civil action has been filed and has been served upon these individuals. Attorney Quinn has agreed to represent Infectech on a contingent fee basis. Infectech will be responsible for costs expended by his office.

Affiliate.       In May 1999, Infectech incorporated a subsidiary, MD Diagnostics.com, Inc. (MDD), a closely-held Delaware corporation. MDD was established for the purpose of engaging in the development of medical second opinions for medical diagnostics over the Internet.

Carl L. Shardy was President & CEO of MDD until his resignation from all positions in Infectech on April 1, 2003. Carl Shardy was also Senior Vice-President of Infectech. MDD is 95% owned by Infectech with Mr. Shardy owning the remaining 5%. Management of MDD is administered by Infectech officers. Carl Shardy had not reported significant progress with MDD since 1999 and through 2002.

Update.       At the July 16, 2003 meeting of the Infectech board a resolution was unanimously approved which stated “With the reorganization of the Company and new management, all operations of MD-Diagnostics should be suspended until management can analyze or ascertain its usefulness to Infectech”.

Research and Development.       Infectech has given up the Milford laboratory due to disuse. Infectech plans to outsource its research needs as necessary. The landlord and former employee of Infectech, Paul Tanner, and Marjorie Tanner filed suit in the Court of Common Pleas of Pike County, Pennsylvania in March, 2003 for claims of rent due. Infectech filed Preliminary Objections to the Complaint shortly thereafter. The suit was stayed by the bankruptcy proceedings.Dr. Tanner is claiming that Infectech owes about $100,000 for back rent. Infectech refutes his claim, basically stating that Dr. Ollar used the facility for purposes not connected with Infectech. Further, Infectech has evidence that the rent was indeed paid both by the issuance of stock and cash payments.

Infectech Laboratory Equipment.       Dr. Felder and two attorneys have written to former Chairman Robert Ollar, all on separate occasions, for a current accounting of the laboratory equipment he has had in his custody since purchase by Infectech. So far, he has not cooperated with the company in providing a list of the inventory he managed. The letter written by attorney Charles Gilchrest in May 2003 contained a detailed list of laboratory equipment and asked for acknowledgement and to let Infectech know where the equipment is. A letter by Dr. Felder to Robert Ollar after his resignation, also in May 2003, requested cooperation with the return of the laboratory equipment and all Infectech property that had been in Dr. Ollar’s custody which is Infectech’s property or related to Infectech’s business. SEC audited financial filings as late as 1999 reflect that Infectech had purchased about $40,000.00 worth of equipment. No other Infectech personnel aside from Dr. Ollar and perhaps Paul Tanner possessed a key to the laboratory. Infectech has been rebuffed in its many attempts to regain possession of its laboratory equipment. The company may have to seek legal redress to regain its equipment.

Competition.       Infectech is engaged in a rapidly evolving and highly competitive field. Competition from biotechnology companies, medical device manufacturers, pharmaceutical and chemical companies and other companies within the medical product market is generally intense and is expected to increase. Most of such companies have substantially greater capital resources, research and development staffs, facilities and experience in obtaining regulatory approvals, as well as in the manufacturing, marketing and distribution of products, than Infectech. Academic institutions, hospitals, governmental agencies and other public and private research organizations also conduct research and seek patent protection and may develop competing products or technologies on their own or through joint ventures. In addition, technologies that may be developed in the future may be the basis of competitive products. There can be no assurances that Infectech’s competitors will not succeed in developing technologies and products that are more effective and/or less costly than any that are being developed by Infectech or which could render Infectech’s technologies obsolete.

At this time, Infectech has limited competition in methodologies for the identification and antibiotic sensitivity testing of paraffinophilic bacteria. Most of the existing identification methods are expensive and time-consuming. While much of Infectech’s technology is patented, there can be no assurances, however, that larger, better- financed competitors will not enter the market or that others will not develop competing technologies.

Employees.       Infectech employs two full-time employees and two part- time employees. Infectech shall employ additional individuals as required and as its finances permit.

Approval of Authority for Chairman and CEO.       The board met on March 8, 2002 and approved a resolution that the Chairman of the Board and/or the CEO had authority to file reports and schedule meetings. It was resolved that the board has the right and obligation to schedule and provide for certain meetings of directors, shareholders’ meetings, election of directors, and that there is an ongoing need to file certain reports, proxies, and other documents on the Corporation’s behalf, and it was further resolved that the Chairman of the Board and/or CEO can act on behalf of the Board in administering the same without Board approval. Former Chairman Robert Ollar presided at the meeting and signed the approved resolution document.

Approval of Consultants and Professionals.       At the same board meeting, March 8, 2002, the directors approved a resolution for the approval of Consultants and Professionals to provide expertise, services and consultation on matters relevant to the operation and existence of the company. The board recognized the following individuals as being authorized and approved providers of services to the Corporation:

Consultants –	Len Aronoff
Aware Financial
Bridgestream Partners
Nancy Donnenfeld
Stan Hansen
Janice Hogue
Josephberg Grosz & Company
William J. Moder
Rebecca Rottier
John Rudy
Rachelle Shea
Willie Steinfeld
Paul Truong
Bruce Turner
John Vogel
Robert Weissman
George Zorilla

Further resolved and approved was that other persons and/or entities may be added to the list of approved providers upon recommendation of any officer of the Corporation and with the approval of the CEO or the Chairman of the Board. Former Chairman Robert Ollar presided at the meeting and signed the approved resolution document.

Governmental Regulation.       In order to gain broad acceptance in the marketplace, Infectech will need to receive approval from the Food and Drug Administration (“FDA”) and other equivalent regulatory bodies outside of the United States. This approval will be based upon clinical testing programs at major medical centers. Data obtained from these institutions will enable Infectech to apply to the FDA for acceptance of its technology through a 510-K applications process. Once the data has been fully gleaned, it is expected that this process would take less than ninety (90) days. President David McClellan has been conferring with a scientist who he feels could be very helpful to Infectech in this endeavor. Infectech’s progress in this endeavor has been limited due to its monetary constraints.

No assurance can be given that Infectech will successfully develop or commercialize any proposed application of this technology. Infectech has had early royalties based on the use of its technology in the field of bioremediation through a relationship with Bioremedial Technologies, Inc. Bioremedial Technologies has not recently focused on using Infectech technology. Infectech has had very limited sales of its product in the medical and research field. All product candidates under research and development by Infectech will be subject to regulatory approval by the FDA and, to the extent applicable, comparable foreign agencies or State health departments prior to marketing. The process of complying with FDA regulations and the regulations of other governmental authorities will be costly and time consuming, and Infectech will not be able to commence marketing and commercial sale of any of its proposed products in the United States (other than for research purposes) unless it receives certain clearance or a privilege from the FDA. Failure to comply with applicable regulatory requirements can result in fines, suspensions of approvals and restrictions. In addition, changes in existing regulations, or the adoption of new regulations, could prevent Infectech from obtaining future clearances or approvals. There can be no assurance that the FDA will approve Infectech’s product candidates. Infectech’s proposed products are also subject to third-party reimbursement policies, such as governmental programs and private insurance plans, where health care services are provided to patients. The market for Infectech’s proposed products could be adversely affected by changes in governmental and private third-party payor policies or by federal legislation that would reduce such reimbursements. Furthermore, there can be no assurances that third parties will not develop competing technologies.

Operations.       The dissident former Officers and Directors continue to attack Infectech through the dissemination of libelous and misleading information. This continued strife costs the company a great deal of time and money and hampers its ability not only to bring in quality management but to literally conduct business.

ERBC Contract.       On December 3, 2001 Infectech, Inc. signed a testing and licensing agreement with ERBC Holdings, Ltd. ERBC is a European

Merchant Bank based in Berlin that owns a controlling interest in Advanced Technology Industries, Inc. Under the terms of the agreement, Infectech technology for early identification of Tuberculosis and M. avium bacteria, a major disease-causing bacteria found in AIDS patients, and the Infectech technology developed for bioterrorism defense was to be evaluated and modified for manufacturing and marketing by an internationally recognized Israeli laboratory. Upon the satisfactory conclusion of this stage, ERBC was to have the right to acquire a license to sell Infectech technology in Europe, Russia and the Middle East for a minimum of 20 years through the purchase $1,000,000 of Infectech common stock through private placements. Infectech was to also receive an 8% royalty payment,and the right to convert the payments into a joint venture owned equally with ERBC at any time. Additionally, ERBC was to have the right to transfer its privileges and obligations under the license agreement with Infectech to Advanced Technology Industries, and to be reimbursed by Advanced Technology for all expenditures made under the agreement to date, without further compensation.

The contract with ERBC was signed by the former Chairman of the Board, Robert Ollar, and by CEO, Mitchell Felder. The contract with ERBC expired at the end of 2002. Unfortunately, Infectech received a letter dated December 24, 2002 from Peter Goerke, Vice-President, ATI stating “During the last several months, ATI has been working very hard to pursue a relationship with your company and move forward in a successful way. Within this time there have been several emails and actions by Dr. Ollar that are disturbing to us. If we are to proceed, the following must be done. All communications between ATI and Infectech shall go through Mr. Weissman, who will work directly with me.” Dr. Felder was provided with copies of correspondence sent by Dr. Ollar to ATI/ERBC. Included among other correspondence disturbing to the German company is a letter from former Chairman Dr. Ollar claiming the existence of a “corporate spy” posing as a member of Infectech Corporation and instructing ATI/ERBC not to give him any information concerning Infectech products.

In May 2003, Infectech received notification from Professor Wolfgang Pfister of the University of Jena in Germany that the Infectech methodology for the classical identification of atypical Mycobacteria was achieved 14.3% to 42.9% faster than traditional methods using either a liquid media or solid matter. In a press release Dr. Felder stated “ The test results achieved by Professor Pfister are far better than I would have expected due to the fact that the methods used did not employ any gene amplification methodology or genetic probes.”

Industry Background. The search for the world’s deadliest infection, Mycobacterium tuberculosis and other members of its Genus (Mycobacterium)such as AIDS-related Mycobacterium avium-intracaellulare (“MAI”) has always been very difficult. The organisms are slow growing and require a rigorous pre-preparation to prevent overgrowth of other more rapidly growing organisms often found co-existing in the specimens. Thus, the handling of mycobacterial specimens has usually required highly specialized manpower and equipment. In the AIDS era, mycobacteria such as Mycobacterium tuberculosis and Mycobacterium avium-intracellulare were seen in ever increasing numbers.

This problem has caused many problems for both the developed and underdeveloped countries of the world. The larger metropolitan centers have their specialized laboratories and equipment, but, in rural centers, it has been necessary to send specimens on to central or district health labs where specialized laboratories and equipment are found. In undeveloped countries, laboratory diagnostics have been either very rudimentary or non-existent. In the present American Health Care environment of reduced budgeting, many hospitals are seeking more affordable methodologies.

As a result, there is a need for a technology that would make efficient use of all available manpower and reduce the level of skill and technology needed to (a) isolate and distinguish between Mycobacterium tuberculosis and non-tuberculous organisms and (b) reduce the need for pre-preparation and (c) assay for antibiotic sensitivity.

The Infectech Solution. During the 1980s, Infectech researchers discovered that certain grades of paraffin wax, when used in conjunction with a slide, could aid in the identification and treatment of various bacterial pathogens with less difficulty, lower costs and in less time than some of the conventional methodologies.

Infectech is positioning itself to capture the market for MAI and Tuberculosis bacteria diagnosis and antibiotic sensitivity testing. Prior to the AIDS epidemic, MAI was a rare disease. After the advent of widespread AIDS infection, MAI was found to infect AIDS patients at a very high rate. It has been estimated by world health authorities that more than 70% of AIDS patients harbor an MAI infection. MAI affects the bond marrow, spleen, liver and lungs. It compromises the lymph nodes, thereby further destroying the patient’s immune system. It has been shown that MAI also causes opportunistic infections among non-HIV infected pediatric and elderly persons. MAI is believed to be a major contributor to AIDS wasting syndrome. In addition to MAI, there are at least 20 other disease-causing paraffinophilic bacteria for which Infectech’s IDENTIKIT will be a time-saving easy to use diagnostic and treatment tool. Tuberculosis is one of the most prevalent bacterial infections in the world and is an expanding problem.

Infectech initially plans to market its product through licensing and distribution arrangements with large, well-established medical diagnostic companies. Infectech’s markets will potentially include hospitals, clinical laboratories, medical research institutions, medical schools, pharmaceutical companies (the antibiotic sensitivity testing methodology can be used to create new drugs to treat paraffinophilic microorganisms), and physicians’ offices.

Infectech is exploring the forming of a business relationship for the manufacture of its paraffin-coated slides which is used solely as a central component of the IDENTIKIT. It is important that the manufacturer provides necessary quality control accountability. Infectech President David McClelland is focusing on making available a quality product as well as focusing on product sales. In the event that Infectech does not manufacture any of its proposed products directly, it will have to rely on others to manufacture such products. Although Infectech is currently engaged in preliminary efforts to establish other manufacturing arrangements with respect to certain of its proposed products, there can be no assurance that Infectech will be able to enter into any such additional arrangements, on acceptable terms or at all, or that any manufacturing will be able to meet any demand for such products on timely basis.

Infectech is in the development stage and has not conducted significant operations to date or received any substantial operating revenues. Infectech may experience problems, delays, expenses and difficulties sometimes encountered by an enterprise in Infectech’s stage of development, many of which are beyond Infectech’s control. These include, but are not limited to, unanticipated problems relating to product development, testing, regulatory compliance, manufacturing costs,production and marketing problems, additional costs and expenses that may exceed current estimates and competition.

Marketing and Sales.       It is Infectech’s plan to enter the marketplace through a license arrangement with a large international corporation already involved in servicing the medical diagnostics industry. Infectech intends to license its IDENTIKITS for both manufacturing and sales. Initially, every effort will be made to identify potential, exclusive licensees. Infectech would like to select one of the largest medical companies already in the medical diagnostics business as the exclusive licensee. There can be no assurances, however, that an agreement with a licensee will be reached. In support of the licensee’s marketing efforts, Infectech will identify ultimate customers for Infectech’s products both within the U.S. and outside of the U.S. Those hospitals with quality diagnostic laboratories will be identified along with distributors for hospital technical products and private diagnostic laboratories.

Any contractual arrangements with others concerning the marketing and distribution of its products may result in a lack of control by Infectech over any or all of the marketing and distribution of such products.

Although Infectech is currently engaged in preliminary efforts to establish such marketing arrangements, there can be no assurance that Infectech will be able to enter into any such arrangements on terms acceptable to Infectech, or at all.

Infectech’s future growth and profitability will depend, in large part, on the success of its personnel and others in fostering acceptance by the medical community. Such acceptance will be substantially dependent on educating the medical community as to the distinctive characteristics and perceived benefits of Infectech’s proposed products. There can be no assurance that Infectech’s efforts or those of others will be successful, or that any of its products will receive the necessary acceptance by the medical community.

Bioremediation.       The Application of Infectech Technologies to Bioremediation — Licensing/Transaction. On September 14, 1999, Infectech and BioRemedial Technologies, Inc. (BRT) signed an Exclusive Licensing Agreement for the application of Infectech technology in the field of bio-remediation. This Agreement re-stated the earlier Agreement between the companies and provided for their future roles in this field. BRT is a company which specializes in the biodegradation of chlorinated compounds and hydrocarbons. Unlike other bioremediation companies, BRT uses specially prepared microbes to degrade volatile organic compounds from air, ground water and soil. BRT began practical applications of the Infectech technology and began generating revenues in its utilization which resulted in royalty payments to Infectech.

Under the 1999 Agreement, Infectech has entered into a worldwide licensing agreement with BRT for a period of ten (10) years. BRT will utilize Infectech’s intellectual property solely as it applies in the field of biomediation for the creation of microbes for the specific task of bioremediation. Infectech shall receive a royalty of 15% per bioremediation project during the licensing period. Infectech has the right to terminate the exclusivity provisions of the license. Infectech thereby terminated the exclusivity of BRT. In the Agreement, Infectech allows BRT the ability to obtain intellectual property protection for the methodology involved in degrading VOC air emission, and ground water and solid remediation. TCE is the most abundant groundwater contaminant in the United States. TCE is not utilized as a food or energy source by the micro-organisms in the soil or groundwater. As a result, the chemical accumulated in the environment and generates a public health risk.

Financials.       Infectech requires substantial capital in order to meet its ongoing corporate obligations and in order to modify and expand its current and strategic business plans. The Company has had very little cash on hand since becoming publicly traded in 1999, as reflected in SEC documents the company filed. For instance filing 10QSB filed on 4-10-2001 shows the following cash on hand :
Unaudited March 31, 2000 — $4,556 Audited Dec 31, 1999- $19,044

Subsequent to the failed Regal One Merger in 1998 Infectech had very little working capital. On July 26, 1998 the Infectech board approved a resolution that “since the Company did not meet the June 30,1998 $300,000 financing requirement per the merger agreement with Regal One Corporation, the Company would not exercise its right to seek a waiver. Thereby, the merger agreement with Regal One Corporation is abandoned”. On September 10,1998 the board approved a resolution to register the company’s stock by means of a 15c2-11 filing with the SEC.

The company has financed its operations primarily through loans extended by Mitchell Felder, at great personal sacrifice and by raising capital through private placement of common stock. The company seeks to raise operating capital. However, there can be no assurance that such offering or negotiations will be successful. If the company does not succeed in raising capital there is substantial doubt about the company’s ability to continue as a going concern. The board met on March 8, 2002 and approved a resolution to acknowledge and ratify the loans it received from Mitchell S. Felder, MD., which loans totaled $47,822.39 at that time.

Due to two lawsuits which were initiated and abetted in whole or part by Robert A. Ollar, Ph.D., the former Chairman of the Board of Infectech, Inc. in Federal Bankruptcy Court and in Delaware, Infectech has been under enormous financial strain. Infectech successfully defended itself in both actions. However, due to the cost of the actions the Board of Directors authorized the sale of 1,500,000 restricted IFEC shares to qualified investors at $0.056 per share. This action has reduced IFEC debt and allowed IFEC to remain a going concern at the present time.

Audit.       The company announced on August 22, 2003 that it has engaged the auditing firm of Stark, Winter, Schenkein as its accountants-of-record. Among the first tasks undertaken by SWS will be the completion of the audit for the Company’s financial years ended 2001 and 2002. David McClelland, Infectech’s President, stated “This is a necessary next step precedent to Infectech becoming a fully-reporting company, in accordance with SEC regulation.” No dates were announced for the completion of the audit.

Results of Operations.       Since inception, we have experienced losses. We have financed our operations primarily through the sale of our common stock or by loans from shareholders. Infectech will be required to seek additional equity or debt financing to fund the costs of its operations, including continued development of its products. There can be no assurance that additional financing will be available or that, if available, such financing will be on acceptable terms to enable Infectech to complete development of or commercialize any of its proposed products or technologies.

On a long term basis, liquidity is dependent on continuation and expansion of operation and receipt of revenues, additional infusions of capital and debt financing. Infectech believes that additional capital and debt financing in the short term will allow Infectech to increase its marketing and sales efforts and thereafter result in increased revenue and greater liquidity in the long term. However, there can be no assurance that Infectech will be able to obtain additional equity or debt financing in the future, if at all.

Management

Directors and Officers of Infectech

The following table sets forth the name, position held with Infectech and terms of office of each of the officers and directors of Infectech.

Name	Position	Term(s) of Office

Mitchell S. Felder, M.D.	CEO, Treasurer, and Director President Acting Chairman	Inception to Present Inception to July 2003 May 2003 to Present

David C. McClelland	President and Director	July 2003 to Present

Stephen R. Lewis	Director	1995 to Present

*William J. Moder,III,Esq	General Counsel and Director	1998 until 8/26/03 Present

*Susan Felder	General Manager and Director	1994 until 8/26/03

Len Aronoff, Esq	Director Legal Consultant General Counsel	July, 2003 to Present 2002 2003

Anthony P. Cavallo	Director	To be elected

*Mr. Moder and Mrs. Felder are not standing for re-election.

Resumes:

Mitchell S. Felder, M.D., is one of the founders of Infectech and serves as Acting Chairman of Infectech’s Board of Directors and CEO of the Company. Dr. Felder is a contributor to certain of the patent applications for Infectech and has worked in Infectech’s clinical medical effort. Dr. Felder has previously served as CEO and President of Infectech, Inc. over the past six years. He received his M.D. degree from the University of Rome, Italy in 1983, and is an attending neurologist at UPMC’s hospital system in Greenville, Pennsylvania. Dr. Felder is married to Susan Felder and is a first cousin of Mr. Bernstein.

David C. McClelland has served as a director and President of the Company since July 2003. Mr. McClelland has over 15 years experience in technology and business development with Ben Franklin Technology Partners. He holds a Bachelor’s Degree in Mechanical Engineering of Technology from Gannon University, Erie, Pennsylvania and several degree credits from Penn State University in business, plastics and engineering. Mr. McClelland is an apprentice graduate of General Electric Company in 1976.

Stephen R. Lewis has served as a director of Infectech since 1995. Mr. Lewis is an investment broker with, and shareholder of Butler Wick & Co.,Inc. of Sharon, Pennsylvania since 1988. He received his Bachelor’s Degree in Finance from Indiana University of Pennsylvania in 1983.

Susan Felder has served as General Manager and director of Infectech since 1994. From 1978 to 1989 she had progressive analyst responsibilities with the Insurance Services Office, Inc. leading to the position of Computer Programmer which she held until 1989. From 1978 to 1979 she held the position of Marketing Research Analyst for the Continental Insurance Company. She received her B.A. in economics from Rutgers College in 1976. She is the wife of Dr. Felder. She is not standing for re-election.

William J. Moder, III,Attorney at Law, has served as a General Counsel for Infectech and is a director of Infectech. Mr. Moder is a sole practitioner with an office in Hermitage, Pennsylvania. Prior to engaging in solo practice, Mr. Moder was corporate counsel for First National Bank of Pennsylvania, a subsidiary of F.N.B. Corporation. He has a Bachelor’s Degree from Edinboro University of Pennsylvania in 1974 and received his Juris Doctorate from The University of Akron School of Law in 1980. William J. Moder is not standing for re-election and has notified Infectech that he will not continue to serve as a General Counsel for Infectech due to personal demands.

Len Aronoff,Esq. has served as a director since July 2003. Attorney Aronoff has been a member of the Florida Bar since 1984. He had been instrumental in Infectech’s raise of money and becoming a publicly traded corporation. Attorney Aronoff specializes in Securities Law, blue sky and manual exemption matters. Prior to becoming an Attorney, Mr. Aronoff spent 20 years as a radio and television newsman, writer, producer and director in New York and Miami. He also taught communications at Syracuse University, Ithaca College and Emerson College in Boston. He is a veteran of 4 1/2 years in the U.S. Army including 17 months in Korea.

Anthony P. Cavallo holds an MBA from New York University, earning it in 1970. He received his Bachelor’s Degree in Business Administration from Wagner College in 1963. Mr. Cavallo is President of Pyramid, Inc., a management and information systems consulting firm. He currently serves on other technology based company boards.

Directors are elected by the Infectech Stockholders. Officers are elected by the Infectech Board of Directors and serve at the discretion of the Board.

Compensation. The Corporation retains the right to increase or decrease compensation of its employees as necessitated by business conditions. In lieu of salary for past services, certain employees have been awarded stock options. See “Stock Options.” This has allowed the company to continue as a going concern.

Description of Infectech Securtities. Infectech is authorized to issue 20,000,000 shares of Common Stock, par value $.02 per share. As of the date hereof, there are 11,514,368 shares of Common Stock outstanding, excluding shares reserved for issuance upon the exercise of 3,907,802 issued and outstanding common stock options. The holders of the Common Stock are entitled to one vote per share with respect to all matters on which holders of Infectech’s Common Stock are entitled to vote. Holders of the Common Stock have the right to dividends from funds legally available therefore, when, as and if declared by the Board of Directors and re-entitled to share ratably, in all of the assets of Infectech available for distribution to holders of Shares of Common Stock upon liquidation, dissolution or winding up of the affairs of Infectech. Holders of Common Stock do not have preemptive, subscriptive or conversion rights.

Trading. Infectech, Inc. common stock is traded on the National Quotation Board, “pink sheets” under the symbol IFEC. Trading commenced in April 1999.

Form 15. Without regard to other SEC activity, the company is in the process of filing a form 15 with the Commission to relieve the company of its reporting obligation. The process will take 60 to 90 days. The company believes that the Form 15 application will in no way jeopardize the value of the stockholder’s stock.

Stock Transfer Agent. The stock transfer agent for Infectech, Inc. stock is Florida Atlantic Stock Transfer, Inc., Nob Hill Road, Tamarac, Florida.

Books and Records. Pursuant to Title 8 Chapter 1 Delaware Corporation Law the books and records of the corporation are available for shareholder/director inspection during regular business hours at the Corporation headquarters in Sharon, Pa.

Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information, as of August 25, 2003, except as noted, regarding the beneficial ownership of the common stock by (i) each person or group known to Infectech to be the beneficial owner of more than 5% of the outstanding Infectech Common Stock, (ii) each director of Infectech, and (iii) each executive officer of Infectech. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed.

There are currently 11,514,368 Common Shares of the Company outstanding. The following tabulates holdings of Shares of Infectech by each person who, subject to the above, at the date of this Memorandum, holds of record or is known by Management to own beneficially more than

5.0% of the Common Stock and, in addition, by all directors and officers of Infectech individually.

Shareholdings as of August 25, 2003

			Percentage
	Name and Address	Number & Class (1) Of Shares	Outstanding Common Shares

	Mitchell S. Felder, M.D	3,428,208	29.8%
	Suite 2
	87 Stambaugh Avenue
	Sharon, PA 16146

*	Robert Ollar, Ph.D	1,590,133	13.81%
	122 Cornelia Lane
	Milford, PA 18337

*	David Bernstein, Esq	208,859	1.81%
	33111 Seneca Drive
	Solon, OH 44139

	Susan Felder (2)	869,800	7.55%
	Suite 2
	87 Stambaugh Avenue
	Sharon, PA 16146

	Stephen Lewis	100,000	0.87%
	112 Mehard Avenue
	Greenville, PA 16125

	Leonard Aronoff, Esq	107,325	0.93%
	2110 Fredrica Drive
	Orlando, FL 32812

	David C. McClelland	325,400	2.83%
	P.O. Box 263
	Findley Lake, NY 14763

(1)  Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable unity property laws.

* Robert Ollar and David Bernstein resigned from all positions in Infectech on April 1, 2003.

Stock Options. The Corporation has issued stock options for the purchase of up to 3,907,802 shares of common stock to purchase restricted Infectech shares at up to $3.00 per share for restricted common shares. The options are “non-qualified stock options” which are not qualified for treatment under Section 422 of the Internal Revenue Code of 1986, as amended. The term of the options has generally been up to ten years from the date of grant, and provide for vesting over a period of three years from the date of grant.

VOTING AND SOLICITATION OF PROXIES

Stockholders represented by properly-executed proxies received by the Company prior to or at the Meeting and not duly-revoked will be voted in accordance with the instructions thereon. Infectech will accept nominations for competing board slates at the August 26, 2003 Stockholders Meeting.

Execution of a Proxy will not prevent a stockholder from attending the Meeting and revoking his Proxy by voting in person (although attendance at the Meeting will not in itself revoke a Proxy). Any stockholder giving a Proxy may revoke it at a later date than the Proxy, by delivery of a later-dated Proxy. Any written revocation of a Proxy should be addressed to Infectech, Inc., Attention: Carol J. Surrena, Corporate Secretary, 87 Stambaugh Avenue, Suite 2, Sharon, Pennsylvania 16146. If any other matters are properly presented for action at the Meeting, it is the intention of the person(s) named in the accompanying Proxy to vote the shares represented thereby in accordance with their best judgment on such matters.

Unaudited Profit and Loss Statements; Unaudited Balance Sheets

UNAUDITED PROFIT AND LOSS STATEMENT

			Jan-Dec 02

Ordinary Income/Expense
Income
Sales			60.50
Uncategorized			84,155.60

Total Income 2002			84,216.10
Expense
Advertising/Publicity			1,245.00
Computer Costs and Internet			2,220.91
Consulting and Professional Fees			16,529.70
Credit Card Payments			10,368.24
Incorporation Expense			1,233.00
Loan Repayment			5,400.00
Miscellaneous Office Expense			541.81
Postage			577.60
Printing and Reproduction			90.63
Professional Fees
Accounting Fees		7,147.08
Legal Fees		29,445.00

Total Professional Fees			36,592.08
Rent			8,050.00
Maintenance on Milford Lab			1,430.00
Stock Registration			2,225.00
Travel Expense			5,334.51
Telephone			5,034.04
Taxes and Fees			1,310.03
Wages and Salaries			1,784.14

Total Expenses			99,966.69
Liabilities (Outstanding):
Accounting Fees			34,000.00
Legal Fees			71,000.00
Loan			68,000.00

Total Amount Owed			173,000.00
Net Income			(188,750.59)

Total Shares Outstanding	8,360,968
Profit (Loss) per share	$(0.023)

CONSOLIDATED BALANCE SHEETS

INFECTECH, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE ENTERPRISE)

	Unaudited	Unaudited
	December 31	December 31,
	2000	2001

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$612	$1,096
Prepaid rent	0	0

TOTAL CURRENT ASSETS	$612	$1,096

EQUIPMENT
Office Equipment	5,263	5,263
Medical equipment	45,965	45,955
Less accumulated depreciation	(34,300)	(40,868)

NET EQUIPMENT	16,931	10,363

OTHER ASSETS
Deposit	2,002	2,002
Patent Costs	834,258	866,634
Accumulated Amortization	262,133	314,951

Total Other Assets	574,127	553,685

TOTAL ASSETS	$591,670	$585,144

LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES
Accounts Payable	$115,947	$196,243
Accrued Payroll Taxes	540	1,785
Accrued State Taxes	2,478	0

TOTAL CURRENT LIABILITIES	$118,965	$198,028

LONG-TERM DEBT
Notes Payable	0	0
TOTAL LIABILITIES	$118,965	$198,028

STOCKHOLDERS EQUITY
Common stock-$.02 par value per share
Authorized 20,000,000 shares; Issued and outstanding 6,922,355 shares in 20 and 7,766,512 shares in 2001	138,447	155,330

Additional paid-in capital	2,916,560	3,254,947
Deficit accumulated during the development stage	(2,582,302)	(3,043,161)

TOTAL STOCKHOLDERS EQUITY	472,705	367,116

TOTAL LIABILITIES AND EQUITY	$591,670	$565,144

     Unaudited Profit and Loss — January 1, through August 25, 2003

Infectech, Inc.
Profit & Loss
January 1 through August 25, 2003

Jan 1 - Aug 25, 03

Ordinary Income/Expense
Income
Sub-lease of Lab	5,481.50

Total Income	5,481.50

Gross profit	5,481.50
Expense
Bank Service Charges	599.07
Contract Labor	1,627.96
Credit Card Expense	1,944.00
Loan Repayment Mitchell Felder	350.00
Materials & Supplies
Princeton Separations	141.00

Total Materials & Supplies	141.00
Payroll Expenses	50.55
Postage and Delivery	692.18
Press Releases	535.00
Professional Fees
Accounting	3,525.00
Consulting	2,100.00
Legal Fees
Bankruptcy Legal Fees	15,500.00
Delaware Lawsuit	1,500.00
Lease Lawsuit Fees	900.00
Legal Fees — Other	2,500.00

Total Legal Fees	20,400.00
Patent Maintenance
Patent expenses	581.45
Patent Maintenance — Other	4,354.00

Total Patent Maintenance	4,935.45
Professional Fees — Other	39.41

Total Professional Fees	30,999.85
Rent
Lab Rent	2,192.60
Rent — Other	5,022.76

Total Rent	7,215.36
Repairs
Computer Repairs	58.70

Total Repairs	88.70
Stock transaction fees	1,509.00
Supplies
Office	476.34

Total Supplies	476.34
Taxes
Federal	406.66
Local	14.79
State	542.42

Total Taxes	1,264.07
Telephone	821.51
Travel & Ent
Meals	65.00
Travel & Ent — Other	2,010.75

Total Travel & Ent	2,075.75

Infectech, Inc.
Profit & Loss
January 1 through August 25, 2003

Jan 1 - Aug 25, 03
Utilities
Electric	70.15
Gas	11.98
Internet	131.70
Long Distance-MCI	506.59
Long Distance-Sprint	536.03
Telephone-Bell South	186.92
Telephone-Verizon	241.08
Telephone-Verizon-MD Diagnostic	273.03
Water	13.02
Total Utilities	2,270.50
Voided Checks	0.00
Total Expense	52,960.84

Net Ordinary Income	47,479.34
Net Income	47,479,34

Unaudited Balance Sheet
As of August 25, 2003

Infectech, Inc.
Balance Sheet
As of August 25, 2003

Aug 25, 03

ASSETS
Current Assets
Checking/Savings
Checking #610005-080-7	7,669.26

Total Checking/Savings	7,669.26

Total Current Assets	7,669.26

TOTAL ASSETS	7,669.26

LIABILITIES & EQUITY
Equity
Capital Stock	33,875.00
Loans-Mitchell Felder	21,272.60
Opening Bal Equity	1.00
Net Income	– 47,479.34

Total Equity	7,669.26

TOTAL LIABILITIES & EQUITY	7,669.26

Forward-Looking Statements

The above Report to the Stockholders contains forward-looking statements. These statements are based on assumptions that management believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of Infectech and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and are subject to a wide range of business risks, external factors and uncertainties. Actual results may differ materially from those indicated by such forward-

2

looking statements. Infectech assumes no obligation to update the information contained in this report, whether as a result of new information, future events or otherwise. All information in the above report is meant for your reference only, is not intended, nor should be construed as investment advice. Investors are referred to the full discussion of risk factors associated with Infectech.

PROXY

ANNUAL MEETING OF STOCKHOLDERS OF
INFECTECH, INC.
AUGUST 26, 2003

The undersigned hereby appoints Mitchell S. Felder, Infectech, Inc. Acting Chairman Board of Directors with full power of substitution, to vote for and on behalf of the undersigned all shares of the common stock of Infectech, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of the Stockholders to be held on August 26, 2003.

The proxies are directed to vote or to refrain from voting as marked below upon the resolutions which are hereinafter listed, and otherwise in their discretion.

Resolution I

The five nominees for the Board of Directors to be elected for a term of one (1) year, or until their successors are elected or qualified.

Mitchell S. Felder M.D.
David C. McClelland
Stephen M. Lewis
Len Aronoff, Esq.
Anthony P. Cavallo

For	Against	Abstain

IF NO SPECIFICATION IS MADE ABOVE, THE PROXIES ARE DIRECTED TO VOTE FOR EACH OF THE PROPOSALS LISTED ABOVE.

IN WITNESS WHEREOF, the undersigned hereby executes this Proxy as of the                          day of                            , 2003.

Name of Stockholder:	(Please Print)

(Signature)